Exhibit 10.37

FORM OF

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (this “Agreement”) is made as of [DATE] by and between Valaris Limited, an exempted company limited by shares incorporated in Bermuda (the “Company”), and [DIRECTOR/OFFICER] (“Indemnitee”).

PRELIMINARY STATEMENTS

A.	The Company desires to attract and retain the services of highly qualified individuals, such as Indemnitee, to serve the Company and provide for the indemnification of, and advancement of expenses to, such persons to the maximum extent permitted by applicable law.

B.	The Board of Directors of the Company has authorised indemnification agreements between the Company and certain duly appointed or elected directors and officers of the Company, including the Indemnitee.

C.	The bye-laws of the Company (the “Bye-laws”) provide for the provision to its directors and officers and certain other persons of the benefit of an indemnity in respect of certain matters and in addition to any rights granted to Indemnitee under any agreement entered into between Indemnitee and the Company, and the parties desire to enter into this Agreement to provide for the indemnification of, and advancement of expenses to, Indemnitee to the maximum extent permitted by applicable law.

D.	Indemnitee has been asked to serve as a director, secretary, officer or executive of the Company and, as partial consideration for agreeing to do so, the Company has agreed to enter into this Agreement.

AGREEMENT

In consideration of the premises, and the covenants contained herein of Indemnitee serving the Company or another Enterprise directly or at the request of the Company, and for other good and valuable consideration, receipt of which is hereby acknowledged, and intending to be legally bound hereby, the parties do hereby agree as follows:

1. Services to the Company. Indemnitee has agreed, at the request of the Company, to serve as a director, secretary, officer or executive of the Company. In the event that at any time and for any reason Indemnitee resigns or is removed from such position (subject to any other contractual obligation or any obligation imposed by operation of law), the Company shall have no obligation under this Agreement to continue Indemnitee in such position. This Agreement is not an employment contract between the Company (or any of its subsidiaries or any Enterprise) and Indemnitee. The foregoing notwithstanding, this Agreement shall continue in force after Indemnitee has ceased to serve in such capacity of the Company or any Enterprise, as applicable, subject to and in accordance with Section 15.

November, 2017

2.	Definitions. As used in this Agreement:

(a)	“Companies Act” means the Companies Act 1981 of Bermuda.

(b)	“Corporate Status” means in respect of a person who is or was a director, secretary, officer, executive, trustee, partner, managing member, employee, agent or fiduciary of the Company or of any other Enterprise which such person is or was serving at the request of the Company, his or her status as such director, secretary, officer, executive, trustee, partner, managing member, employee, agent or fiduciary.

(c)	“Enterprise” shall mean the Company and any other company, corporation, limited liability company, partnership, joint venture, trust, employee benefit plan entity or other enterprise of which Indemnitee is or was serving at the request of the Company as a director, secretary, officer, executive, trustee, partner, managing member, employee, agent or fiduciary.

(d)	“Expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees and other costs of experts and other professionals, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, any federal, state, local or foreign taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement, and all other disbursements, obligations or expenses of the types customarily incurred in connection with, or as a result of, prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a deponent or witness in, or otherwise participating in, a Proceeding. Expenses also shall include (i) Expenses incurred in connection with any appeal resulting from any Proceeding, including without limitation the premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent, (ii) Expenses incurred in connection with recovery under any directors’ and officers’ liability insurance policies maintained by the Company, regardless of whether the Indemnitee is ultimately determined to be entitled to such indemnification, advancement or Expenses or insurance recovery, as the case may be, and (iii) Expenses incurred in connection with matters contemplated by or arising under Section 13(d). The parties agree that for the purposes of any advancement of Expenses for which Indemnitee has made written demand to the Company in accordance with this Agreement, all Expenses included in such demand that are certified by affidavit of Indemnitee’s counsel as being reasonable shall be presumed conclusively to be reasonable. Expenses however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments, fines, liabilities, losses or damages against Indemnitee.

(e)	“Independent Counsel” means a law firm, or a partner (or, if applicable, member) of such a law firm, that is experienced in matters of corporate law and neither at the time of engagement is, nor in the five years prior to such engagement has been, retained to represent: (i) the Company, or Indemnitee in any matter material to either such party (other than with respect to matters concerning the Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements); or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company, or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.

(f)	The term “Proceeding” shall mean any proceeding including any threatened, pending or completed action, suit, claim, counterclaim, cross claim, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought in the right of the Company or otherwise and whether of a civil, criminal, administrative, regulatory, legislative or investigative (formal or informal) nature, including any appeal therefrom, in which Indemnitee was, is or will be involved as a party, potential party, non-party witness or otherwise by reason of Indemnitee’s Corporate Status, by reason of any action or inaction taken by Indemnitee or of any action or inaction on Indemnitee’s part while acting pursuant to Indemnitee’s Corporate Status, or by reason of the fact that Indemnitee is or was serving as a director, secretary, officer, executive, employee or agent of the Company or another Enterprise, in each case whether or not serving in such capacity at the time any liability or Expense is incurred for which indemnification, reimbursement, or advancement of Expenses can be provided under this Agreement; provided, however, other than with respect to a Proceeding in connection with or arising under this Agreement with respect to the matters contemplated by or arising under Section 13(d), that the term “Proceeding” shall not include any action, suit or arbitration initiated by Indemnitee to enforce Indemnitee’s rights under this Agreement. If the Indemnitee believes in good faith that a given situation will lead to or culminate in the institution of a Proceeding, this shall be considered a Proceeding under this paragraph.

3. Indemnity. The Company shall, to the extent not prohibited by applicable law and subject to Sections 4 and 8, indemnify Indemnitee in accordance with the provisions of this Section 3 if Indemnitee is, or is threatened to be made, a party to or a participant in any Proceeding (including any Proceeding by a third party or by or in right of the Company), against all Expenses, demands, actions, payments, judgments, fines, liabilities, penalties, losses, damages and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect thereof) actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with such Proceeding or any claim, issue or matter therein.

4. Indemnification for Expenses of a Party Who is Wholly or Partly Successful. Notwithstanding any other provisions of this Agreement but subject to Section 8, to the fullest extent permitted by applicable law and to the extent that Indemnitee is a party to or a participant in and is successful, on the merits or otherwise, in any Proceeding or in defence of any claim, issue or matter therein, in whole or in part, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with (i) each successfully resolved claim, issue or matter and (ii) any claim, issue or matter related to any such successfully resolved claim, issue or matter to the fullest extent permitted by applicable law. For purposes of this Section 4 and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter. This provision is in addition to, and not by way of limitation of, any other rights of Indemnitee hereunder.

5. Indemnification for Expenses of a Witness. Notwithstanding any other provision of this Agreement but subject to Sections 4 and 8, to the fullest extent permitted by applicable law and to the extent that Indemnitee is, by reason of Indemnitee’s Corporate Status, a witness, is or was made (or asked) to respond to discovery requests in any Proceeding or otherwise asked to participate in any aspect of a Proceeding to which Indemnitee is not a party, Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith.

6. Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of Expenses or other costs or expenses, including attorney’s fees and disbursements, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.

7. Additional Indemnification.

(a)	Notwithstanding any limitation in Sections 3 but subject to Section 8, the Company shall indemnify Indemnitee to the fullest extent permitted by applicable law if Indemnitee is a party to or participant in or is threatened to be made a party to any Proceeding (including a Proceeding by or in the right of the Company or to procure a judgment in its favour) against all Expenses, demands, actions, payments, judgments, fines, liabilities, losses, damages and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with the Proceeding.

(b)	For purposes of Section 7(a), the meaning of the phrase “to the fullest extent permitted by applicable law” shall include, but not be limited to:

(i)	to the fullest extent permitted by the provisions of the Bye-laws that authorize, permit or contemplate additional indemnification by agreement, court action or the corresponding provision of any amendment to or replacement of the Bye-laws or such provisions thereof;

(ii)	to the fullest extent permitted by the provisions of the Companies Act that authorize, permit or contemplate additional indemnification by agreement, court action or the corresponding provision of any amendment to or replacement of the Companies Act; and

(iii)	to the fullest extent authorized or permitted by any amendments to or replacements of Bermuda law (or such successor law), the Companies Act, the Bye-laws or the agreement or court action adopted, entered into or that are adjudicated after the date of this Agreement that increase the extent to which a company may indemnify its directors, secretaries, officers and executives.

8. Exclusions. Notwithstanding any provision in this Agreement to the contrary, the Company does not under this Agreement make any indemnity in respect of:

(a)	any claim for which payment has actually been made to or on behalf of Indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provision;

(b)	(i) an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company within the meaning of Section 16(b) of the U.S. Securities Exchange Act of 1934, as amended, or any successor provision or similar provisions of state statutory or common law; or (ii) any reimbursement to the Company by the Indemnitee of any bonus or other incentive-based or equity-based compensation or of any profits realized by the Indemnitee from the sale of securities of the Company, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement due to the material noncompliance of the Company, as a result of the misconduct of Indemnitee, with any financial reporting requirement under the securities laws pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Company of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 306 of the Sarbanes-Oxley Act), if Indemnitee is held liable therefor;

(c)	any claim for which payment is expressly prohibited by applicable law;

(d)	except as provided in Section 13(d) of this Agreement, any Proceeding (or any part of any Proceeding) initiated by Indemnitee, including any Proceeding (or any part of any Proceeding) initiated by Indemnitee against the Company or its directors, officers, employees or other indemnitees, unless (i) the board of directors of the Company authorized the Proceeding (or any part of any Proceeding) prior to its initiation, (ii) such payment arises in connection with any mandatory counterclaim or cross-claim or affirmative defense brought or raised by Indemnitee in any Proceeding (or any part of any Proceeding), or (iii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in it under applicable law; and

(e)	any claim brought about or contributed to by the fraud or dishonesty of the Indemnitee.

These exclusions shall not limit the right to advancement of Expenses under Section 9 or otherwise under this Agreement pending the outcome of any Proceeding unless such advancement of Expenses is expressly prohibited by applicable law. Notwithstanding the foregoing, this provision shall not limit Indemnitee’s obligation to repay Expenses as expressly contemplated elsewhere in this Agreement or as otherwise expressly required by applicable law.

9. Advances of Expenses. Notwithstanding any provision of this Agreement to the contrary (other than Section 13(d)), the Company shall advance, to the extent not prohibited by applicable law, the Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding (or any part of any Proceeding), and such advancement shall be made within 20 days after the receipt by the Company of a statement or statements requesting such advances (which shall include invoices received by Indemnitee in connection with such Expenses but, in the case of invoices in connection with legal services, any references to legal work performed or to expenditures made that would cause Indemnitee to waive any privilege accorded by applicable law shall not be included with the invoice) from time to time, whether prior to or after final disposition of any Proceeding. Advances shall be unsecured and interest free. Advances shall be made without regard to Indemnitee’s ability to repay the Expenses and without regard to Indemnitee’s ultimate entitlement to indemnification under the other provisions of this Agreement.

In accordance with Section 13(d), advances shall include any and all reasonable Expenses incurred pursuing an action to enforce this right of advancement and to enforce Indemnitee’s rights generally under this Agreement (including rights to indemnity generally), including Expenses incurred preparing and forwarding statements to the Company to support the advances claimed. The Indemnitee shall qualify for advances upon the execution and delivery to the Company of this Agreement which shall constitute an undertaking providing that the Indemnitee undertakes to repay the advance of Expenses to the extent required by applicable law if and to the extent that it is ultimately determined by a court of competent jurisdiction in a final judgment, not subject to appeal, or other competent authority or arbitrator, that Indemnitee is not entitled to be indemnified by the Company. No other form of undertaking shall be required other than the execution of this Agreement. This Section 9 shall not apply to any claim made by Indemnitee for which indemnity is excluded pursuant to Section 8 following the ultimate determination by a court of competent jurisdiction in a final judgment, not subject to appeal, or other competent authority or arbitrator. The right to advances under this paragraph shall in all events continue until final disposition of any Proceeding, including any appeal therein. For the avoidance of doubt, the provisions of Section 11 shall not apply to advancement of Expenses as contemplated by this Section 9.

10. Procedure for Notification and Defence of Claim.

(a)	To obtain indemnification under this Agreement or advancement of Expenses or other costs or expenses, including attorney’s fees and disbursements, contemplated hereby, Indemnitee shall submit to the Company a written request therefor in accordance with Section 21.

(b)	The Company will be entitled to participate in the Proceedings at its own expense.

(c)	The Company shall not settle any Proceeding (in whole or in part) if such settlement would impose any Expenses, demands, actions, payments, judgments, fines, penalties, liabilities, losses, damages and amounts paid in settlement on Indemnitee for which Indemnitee is not entitled to be indemnified hereunder without the Indemnitee’s prior written consent.

11. Procedure Upon Application for Indemnification.

(a)	The Company shall promptly provide the indemnification rights and undertake related obligations contemplated by this Agreement. If Indemnitee submits a request for indemnification pursuant to Section 10(a), the Company shall advise Indemnitee in writing within 30 days from the date of such request whether it agrees to provide indemnification or that it objects to such request for indemnification, including a description of any reason or basis for which indemnification has been denied. Within 10 days of receipt of such objection, Indemnitee may submit a request in writing to the Company, at Indemnitee’s election, that the board of directors of the Company or Independent Counsel shall make a determination with respect to Indemnitee’s entitlement to indemnification. If such determination is made by Independent Counsel, it shall be in a written statement to the board of directors of the Company, a copy of which shall be delivered to Indemnitee and, if it is so determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within 10 days after such determination. Indemnitee shall cooperate with the Independent Counsel making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such counsel upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination; provided that Indemnitee shall not be required to provide information or documentation if Indemnitee on the advice of counsel determines in good faith that providing such information or documentation will be prejudicial to Indemnitee’s legal interests or rights in any Proceeding. Any costs or Expenses (including attorneys’ fees and disbursements) incurred by or on behalf of Indemnitee in so cooperating with the Independent Counsel shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom.

(b)	The Independent Counsel shall be selected by Indemnitee and notified in writing to the Company. The Company may, within 10 days after written notice of such selection, deliver to the Indemnitee a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 2, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If such written objection is so made and substantiated, the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit. If, within 20 days after the later of submission by Indemnitee of a written request for indemnification pursuant to Section 10(a), and the final disposition of the Proceeding, including any appeal therein, no Independent Counsel shall have been selected and not objected to, the Indemnitee may petition a court of competent jurisdiction for resolution of any objection which shall have been made by the Company to the selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the court or by such other person as the court shall designate, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under Section 11(a). Upon the due commencement of any judicial proceeding or arbitration pursuant to Section 13(a), Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

(c)	If the Company disputes a portion of the amounts for which indemnification is requested, the undisputed portion shall be paid and only the disputed portion withheld pending resolution of any such dispute.

(d)	The Company shall pay the reasonable fees and expenses of the Independent Counsel referred to above and fully indemnify such counsel against any and all expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

12. Presumptions and Effect of Certain Proceedings.

(a)	In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall, to the fullest extent permitted by applicable law, presume that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 10(a), and the Company shall have the burden of proof to overcome that presumption in connection with the making by any person, persons or entity of any determination contrary to that presumption. Neither the failure of the Company (or its directors) or of Independent Counsel to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company (or its directors) or by Independent Counsel that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.

(b)	The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that Indemnitee’s conduct was unlawful.

(c)	For purposes of any determination of good faith and to the extent permitted by applicable law, Indemnitee shall be deemed to have acted in good faith if Indemnitee’s action or inaction is based on the records or books of account of the Enterprise, including financial statements, or on information supplied to Indemnitee by the directors or officers of the Enterprise in the course of their duties, or on the advice of legal counsel for the Enterprise or the board of directors of the Company or counsel selected by any committee of the board of directors of the Company or on information or records given or reports made to the Enterprise by an independent certified public accountant or by an appraiser, investment banker or other expert selected with reasonable care by the Company or the board of directors of the Company or any committee of the board of directors of the Company. The provisions of this Section 12(c) shall not be deemed to be exclusive or to limit in any way the other circumstances in which the Indemnitee may be deemed to have met the applicable standard of conduct set forth in this Agreement. Whether or not the foregoing provisions of this Section 12(c) are satisfied, it shall in any event be presumed that Indemnitee has at all times acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company.

(d)	The knowledge and/or actions, or failure to act, of any director, secretary, officer, executive, trustee, partner, managing member, employee, agent or fiduciary of the Enterprise (not being Indemnitee) shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.

13. Remedies of Indemnitee.

(a)	Subject to Section 13(e), in the event that (i) a determination is made pursuant to Section 12 that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 9, (iii) no determination of entitlement to indemnification shall have been made pursuant to Section 11(a) within 90 days after receipt by the Company of the request for indemnification, (iv) payment of indemnification is not made pursuant to Section 4 or 5 or the last sentence of Section 11(a) within 10 days after receipt by the Company of a written request therefor, or (v) payment of indemnification pursuant to Section 3 or 8 is not made within 10 days after a determination has been made that Indemnitee is entitled to indemnification, Indemnitee shall be entitled to apply to court for an adjudication of Indemnitee’s entitlement to such indemnification or advancement of Expenses. Alternatively, Indemnitee, at Indemnitee’s option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Indemnitee shall commence such proceeding seeking an adjudication or an award in arbitration within 180 days following the date on which Indemnitee first has the right to commence such proceeding pursuant to this Section 13(a); provided, however, that the foregoing clause shall not apply in respect of a proceeding brought by Indemnitee to enforce Indemnitee’s rights under Section 4. The Company shall not oppose Indemnitee’s right to seek any such adjudication or award in arbitration.

(b)	In the event that a determination shall have been made pursuant to Section 11(a) that Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 13 shall be conducted in all respects as a de novo trial, or arbitration, on the merits and Indemnitee shall not be prejudiced by reason of that adverse determination. In any judicial proceeding or arbitration commenced pursuant to this Section 13, the Company shall have the burden of proving Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be.

(c)	If a determination shall have been made pursuant to Section 11(a) that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 13, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) an express prohibition of such indemnification under applicable law.

(d)	The Company shall, to the fullest extent permitted by applicable law, be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 13 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement. It is the intent of the Company that, to the fullest extent permitted by applicable law, the Indemnitee not be required to incur legal fees or other Expenses associated with the interpretation, enforcement or defense of Indemnitee’s rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Indemnitee hereunder. The Company shall, to the fullest extent permitted by applicable law, indemnify Indemnitee against any and all Expenses and, if requested by Indemnitee, shall (within 10 days after receipt by the Company of a written request therefor) advance, to the extent not prohibited by applicable law, such Expenses to Indemnitee, which are incurred by or on behalf of Indemnitee in connection with any action brought by Indemnitee for indemnification or advancement of Expenses from the Company under this Agreement or under any directors’ and officers’ liability insurance policies maintained by the Company, if, in the case of indemnification, Indemnitee is wholly successful on the underlying claims; if Indemnitee is not wholly successful on the underlying claims, then such indemnification shall be only to the extent Indemnitee is successful on such underlying claims or otherwise as permitted by applicable law, whichever is greater.

(e)	Notwithstanding anything in this Agreement to the contrary, no determination as to entitlement to indemnification under this Agreement shall be required to be made prior to the final disposition of the Proceeding, including any appeal therein.

(f)	To the extent that the Company is unable to pay any amounts for indemnification or advancement of Expenses hereunder, Indemnitee may pursue any other company in the Valaris group to receive such indemnification or advancement of Expenses.

14. Non-Exclusivity; Survival of Rights; Insurance; Subrogation.

(a)	The rights of indemnification and to receive advancement of Expenses as provided by this Agreement shall not be exclusive of, a substitute for, or to diminish or abrogate, any other rights to which Indemnitee may at any time be entitled under applicable law, the Bye-laws, any agreement (including any agreement between Indemnitee and any other Enterprise), a vote of shareholders or a resolution of directors, or otherwise, and rights of Indemnitee under this Agreement shall supplement and be in furtherance of any other such rights. More specifically, the parties intend that Indemnitee shall be entitled to (i) indemnification to the maximum extent permitted by, and the fullest benefits allowable under, Bermuda law in effect at the date hereof or as the same may be amended to the extent that such indemnification or benefits are increased thereby, and (ii) such other benefits as are or may be otherwise available to Indemnitee pursuant to this Agreement, any other agreement or otherwise. The rights of Indemnitee hereunder shall be a contract right and, as such, shall run to the benefit of Indemnitee. No amendment, alteration or repeal of this Agreement or the Bye-laws or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in Indemnitee’s Corporate Status prior to such amendment, alteration or repeal. To the extent that a change in Bermuda law, whether by statute or judicial decision, permits greater indemnification or advancement of Expenses than would be afforded currently, including without limitation under the Bye-laws and/or this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change and this Agreement shall be automatically amended to provide the Indemnitee with such greater benefits. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

(b)	To the extent that the Company (including any affiliates) maintains an insurance policy or policies providing liability insurance for directors, secretaries, officers, executives, employees or agents of the Company or of any other Enterprise, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director, secretary, officer, executive, employee or agent under such policy or policies (notwithstanding any limitations regarding indemnification or advancement of Expenses hereunder and whether or not the Company would have the power to indemnify such person against such covered liability under this Agreement). If, at the time of the receipt of a notice of a claim pursuant to the terms hereof, the Company has such liability insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies, including by bringing claims against the insurers.

(c)	Subject to Section 14(f), in the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute at the request of the Company all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

(d)	The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder or for which advancement of Expenses is provided hereunder if and to the extent that Indemnitee has otherwise actually received (by way of payment to or to the order of the Indemnitee) such payment under any insurance policy, contract, agreement or otherwise.

(e)	Subject to Section 14(f), the Company’s obligation to indemnify or advance Expenses hereunder to Indemnitee who is or was serving at the request of the Company as a director, secretary, officer, executive, trustee, partner, managing member, employee, agent or fiduciary of any other Enterprise shall be reduced by any amount Indemnitee has actually received as indemnification or advancement of Expenses from such other Enterprise.

(f)	[The Company hereby acknowledges that Indemnitee may have certain rights to indemnification, advancement and insurance provided by one or more Persons with whom or which Indemnitee may be associated. Notwithstanding any provision in this Agreement to the contrary, the Company hereby acknowledges and agrees that (i) the Company shall be the indemnitor of first resort with respect to any Proceeding, Expense, liability or matter that is the subject of the Indemnity Obligations (as defined below), (ii) the Company shall be primarily liable for all Indemnity Obligations and any indemnification afforded to Indemnitee in respect of any Proceeding, Expense, liability or matter that is the subject of Indemnity Obligations, whether created by applicable law, organizational or constitutional documents, contract (including this Agreement) or otherwise, (iii) any obligation of any other Persons with whom or which Indemnitee may be associated to indemnify Indemnitee or advance Expenses to Indemnitee in respect of any Proceeding shall be secondary to the obligations of the Company hereunder, (iv) the Company shall be required to indemnify Indemnitee and advance Expenses to Indemnitee hereunder to the fullest extent provided herein without regard to any rights Indemnitee may have against any other Person with whom or which Indemnitee may be associated or insurer of any such Person and (v) the Company irrevocably waives, relinquishes and releases any other Person with whom or which Indemnitee may be associated from any claim of contribution, subrogation or any other recovery of any kind in respect of amounts paid by the Company hereunder. In the event any other Person with whom or which Indemnitee may be associated or their insurers advances or extinguishes any liability or loss which is the subject of any Indemnity Obligation owed by the Company or payable under any Company insurance policy, the payor shall have a right of subrogation against the Company or its insurer or insurers for all amounts so paid which would otherwise be payable by the Company or its insurer or insurers under this Agreement. In no event will payment of an Indemnity Obligation by any other Person with whom or which Indemnitee may be associated or their insurers affect the obligations of the Company hereunder or shift primary liability for any Indemnity Obligation to any other Person with whom or which Indemnitee may be associated. Any indemnification, insurance or advancement provided by any other Person with whom or which Indemnitee may be associated with respect to any liability arising as a result of Indemnitee’s Corporate Status or capacity as an officer or director of any Person is specifically in excess over any Indemnity Obligation of the Company or any collectible insurance (including but not limited to any malpractice insurance or professional errors and omissions insurance) provided by the Company under this Agreement. As used herein, the term “Indemnity Obligations” shall mean all obligations of the Company to Indemnitee under the Bye-laws, this Agreement or otherwise, including the Company’s obligations to provide indemnification to Indemnitee and advance Expenses to Indemnitee under this Agreement and the term “Person” shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.][1]

15. Duration of Agreement. This Agreement shall continue until and terminate upon the later of (i) 10 years after the date that Indemnitee shall have ceased to serve at the request of the Company as a director, secretary, officer or executive of the Company or other Enterprise or (ii) one year after the final termination of any Proceeding, including any appeal, then pending in respect of which Indemnitee is granted rights of indemnification or advancement of Expenses hereunder and of any proceeding (including any appeal) commenced by Indemnitee pursuant to Section 13 relating thereto.

16. Successors and Assigns. This Agreement shall be binding upon and be enforceable by the parties hereto and their respective successors and assigns (including any direct or indirect successor by purchase, merger, amalgamation, consolidation or otherwise to all or substantially all of the business or assets of the Company), shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent of the Company or of any other Enterprise, and shall inure to the benefit of Indemnitee and his or her spouse, assigns, heirs, devisees, executors and administrators and other legal representatives. The Company shall require and shall cause any successor (whether direct or indirect by purchase, merger, amalgamation, consolidation or otherwise) to all or substantially all of the business or assets of the Company to, by written agreement in form and substance satisfactory to the Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Failure to comply with the foregoing shall be a breach of this Agreement.

17. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Agreement (including without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by applicable law; (ii) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (iii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

1 For inclusion as applicable (e.g., for directors serving as designees or representatives of an investment fund holding shares).

18. Enforcement.

(a)	The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Indemnitee to serve as a director, secretary, officer or executive of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving as a director, secretary, officer or executive of the Company.

(b)	This Agreement is a supplement to and in furtherance of any obligations of the Bye-laws, applicable law, agreements or deeds with the Company or any other Enterprise and any applicable insurance maintained for the benefit of Indemnitee, and shall not supersede, nor diminish or abrogate any rights of Indemnitee under, any indemnification or other agreements previously entered into between Indemnitee and the Company (or any of its subsidiaries or any Enterprise), it being the intention of the Company that Indemnitee shall be entitled to the indemnification provided under any or all agreements to the fullest extent permitted by applicable law. In the event of a conflict between this Agreement and any agreement or deed between the Company (or any of its subsidiaries or any Enterprise) and Indemnitee, the agreement or deed (or provision thereof), as applicable, granting Indemnitee the greatest legally enforceable rights shall prevail.

19. Modification and Waiver. No supplement, modification or amendment, or wavier of any provision, of this Agreement shall be binding unless executed in writing by the parties thereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement nor shall any waiver constitute a continuing waiver.

20. Notice by Indemnitee. Indemnitee agrees promptly to notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification or advancement of Expenses covered hereunder. The failure of Indemnitee to so notify the Company shall not relieve the Company of any obligation which it may have to the Indemnitee under this Agreement or otherwise.

21. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, (b) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed, (c) mailed by reputable overnight courier and receipted for by the party to whom said notice or other communication shall have been directed or (d) sent by e-mail or facsimile transmission, with receipt of confirmation that such transmission has been received:

(a)	if to Indemnitee, at such addresses as Indemnitee shall provide to the Company; or

(b)	if to the Company, to:

Valaris Limited
Thomas House
84 Eccleston Square,
Pimlico,
London SW1V 1PX
United Kingdom

With a copy to:

Valaris Limited
Clarendon House
2 Church Street
Hamilton HM11
Bermuda

Attention: General Counsel

or to any other addresses as may have been furnished to Indemnitee by the Company.

22. Contribution. To the fullest extent permissible under applicable law, if the indemnification and/or advancement of Expenses provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for Expenses, judgments, fines, liabilities, losses, damages, penalties, excise taxes and/or amounts paid or to be paid in settlement, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect: (i) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (ii) the relative fault of the Company (and its directors, secretaries, officers, executives, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s).

23. Applicable Law and Consent to Jurisdiction. This Agreement and the legal relations among the parties shall be governed by, and construed in all respects and enforced in accordance with, the laws of Bermuda, without regard to its conflict of laws rules. Except with respect to any arbitration commenced by Indemnitee pursuant to Section 13(a), the Company and Indemnitee hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement may only be brought in the courts of Bermuda, (ii) consent to submit to the exclusive jurisdiction of the courts of Bermuda for purposes of any action or proceeding arising out of or in connection with this Agreement, and (iii) waive any objection to the laying of venue in Bermuda and waive, and agree not to plead or make, any claim that any such action or proceeding brought in such place has been brought in an improper or inconvenient forum.

24. Third Party Beneficiaries. Nothing in this Agreement shall be construed for any shareholder or creditor of the Company to be a third party beneficiary or to confer any such persons beneficiary rights or status.

25. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

26. Headings. The headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

The parties have caused this Agreement to be signed on the date(s) below with effect as of the day and year first above written.

For and on behalf of, Valaris Limited

Signature:
Name:

Title:

Date:

By:	, Indemnitee
Name:

Title:

Date:

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